Exhibit 10.6
FASTLY, INC.
PERFORMANCE STOCK AWARD GRANT NOTICE
(2019 EQUITY INCENTIVE PLAN)
Pursuant to the Plan, Fastly hereby grants to Participant (also “I” or “Me”) a Performance Stock Award for the number of performance-based Restricted Stock Units set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Performance Stock Award Grant Notice, including Annex A attached hereto (together, this “Notice”), the Agreement and the Plan. Each performance-based Restricted Stock Unit (“PSU”) represents the right to be issued up to three shares of Common Stock subject to the terms and conditions subject to the terms and conditions of this Notice, the Agreement and the Plan. The Agreement and Plan are attached to this Notice and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Notice will have the meanings set forth in the Agreement and the Plan. In the event of any conflict between the terms in this Notice or the Agreement and the Plan, the terms of the Plan will control.

“Fastly” or “Company	Fastly, Inc.
“Plan”	Fastly, Inc. 2019 Equity Incentive Plan
“Agreement”	The rTSR Restricted Stock Unit Award Agreement
“Participant”

“Date of Grant”

Number of Restricted Stock Units:

Maximum Number of Shares to be Issued:	[Multiply # of Restricted Stock Units by 3]
Performance Goals	See Annex A.

Performance Period	See Annex A.

Certification of Achievement	See Annex A.

Issuance Schedule:	See Annex A.

Time-Vesting Schedule:	See Annex A.
MANDATORY SALE TO COVER WITHHOLDING TAX:
As a condition to acceptance of this Award, Participant agrees as follows:
If the Participant is required to pre-clear and provide advance notice of transactions under the Company’s Insider Trading Policy (a “Pre-clearance Person”), then the Participant will make arrangements under Participant’s 10b5-1 plan to provide for the satisfaction of any withholding obligations for applicable Tax-Related Items (as defined in Section 9 of the Agreement) and notify the Company of the terms of such 10b5-1 plan. If Participant does not make such arrangements, then to the greatest extent permitted under the Plan and applicable law, any withholding obligations for applicable Tax-Related Items (as defined in Section 9 of the Agreement) will be satisfied through the sale of a number of shares of Common Stock issued pursuant to the Award as determined in accordance with Section 9 of the Agreement and the remittance of the cash proceeds of such sale to the Company.
Under the Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding obligation for Tax-Related Items. It is the Company’s intent that the mandatory sale to cover withholding obligations for Tax-Related Items imposed by the Company on Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).
By clicking on the “Accept” button below, I acknowledge and agree to the terms and conditions of this Notice, the Agreement and the Plan.
I hereby: (1) acknowledge receipt of, and understand and agree to, this Notice, the Agreement and the Plan; (2) acknowledge that as of the Date of Grant, this Notice, the Agreement and the Plan set forth the entire understanding between the Company and me regarding the Restricted Stock Units granted and the acquisition of and Common Stock issued pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) equity awards previously granted and delivered to me, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law; and (iii) any written employment agreement or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein; (3) acknowledge having received and read this Notice, the Agreement and the Plan and agree to all of the terms and conditions set forth in these documents; and (4) consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Annex A
Performance Vesting Schedule

ATTACHMENT I
FASTLY, INC.
2019 EQUITY INCENTIVE PLAN
rTSR RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Stock Award Grant Notice, including Annex A thereof (the “Grant Notice”), and this Restricted Stock Unit Award Agreement, Fastly, Inc. (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice. Capitalized terms not explicitly defined in this rTSR Restricted Stock Unit Award Agreement (this “Restricted Stock Unit Award Agreement”) or the Grant Notice will have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Grant of the Award
This Award represents the right to be issued on a future date up to three (3) shares of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company or an Affiliate (other than services to the Company or an Affiliate) with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the delivery of the Company’s Common Stock to be issued in respect of the Award.
2.Vesting
Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that, except as otherwise provided in the Grant Notice, vesting will cease upon the termination of your Continuous Service. Except as otherwise provided in the Grant Notice, upon such termination of your Continuous Service, the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
3.Number of Shares
The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, will be subject, in a manner determined by the Board to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Securities Law Compliance
You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the

Award, and you will not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.Transfer Restrictions
Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Restricted Stock Unit Award Agreement. In the absence of such a designation, your legal representative will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.
(a)     Death. Your Award is transferable by will and by the laws of descent and distribution. Following your death, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, any Common Stock issuable pursuant to the terms and conditions of the Grant Notice.
(b)     Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company’s General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
6.Date Of Issuance
(a)     The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A‑1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of any Tax‑Related Items (as defined in Section 9 below), in the event one or more Restricted Stock Units vests, the Company will issue to you up to three (3) shares of Common Stock, as determined in accordance with the Grant Notice, for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.
(b)     If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day. In addition, if:
(i)     the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then‑effective policy on trading in Company securities (“Insider Trading Policy”), or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5‑1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5‑1 Arrangement”)), and

(ii)     either (1) the Company’s then‑effective Insider Trading Policy does not permit sell to cover transactions in satisfaction of applicable Tax‑Related Items, (2) Tax‑Related Items do not apply, or (3) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax‑Related Items by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker‑dealer pursuant to Section 9 of this Restricted Stock Unit Award Agreement (including but not limited to a commitment under a 10b5‑1 Arrangement) and (C) not to permit you to pay your Tax‑Related Items in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A‑1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A‑1(d).
(c)     The form of delivery of the shares of Common Stock in respect of your Award (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.
7.Dividends
You will receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
8.Award Not A Service Contract
(a)     Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Restricted Stock Unit Award Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Restricted Stock Unit Award Agreement or the Plan will: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Restricted Stock Unit Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Restricted Stock Unit Award Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)     By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate and that the Company has the right to reorganize, sell, spin‑out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Restricted Stock Unit Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Restricted Stock Unit Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Restricted Stock Unit Award Agreement, for any period, or at all, and will not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.
9.Responsibility For Taxes
(a)     You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax‑related withholding (“Tax‑Related Items”), the ultimate liability for all Tax‑Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax‑Related Items in connection with any aspect of your Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery or sale of any shares of Common Stock and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax‑Related Items or achieve any particular tax result. You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax‑Related Items arising from your Award or your other compensation. Further, if you are subject to Tax‑Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax‑Related Items in more than one jurisdiction.
(b)     Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax‑Related Items. Specifically, pursuant to Section 9(d) below, you have agreed to a “same day sale” commitment with a broker‑dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have (except in the case of Officers, as set forth below) irrevocably agreed to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy any withholding obligations for Tax‑Related Items and whereby the FINRA Dealer has committed to forward the proceeds necessary to satisfy any withholding obligations for Tax‑Related Items directly to the Company and/or the Employer. If, for any reason, such “same day sale” commitment pursuant to Section 9(d) does not result in sufficient proceeds to satisfy any withholding obligations for Tax‑Related Items, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax‑Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company or the Employer; (ii) withholding a number of shares of Common Stock having a fair market value determined by the Company as of the date of the relevant taxable or tax withholding event, as applicable, that are otherwise deliverable to you upon settlement; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure be subject to the express prior approval of the Compensation Committee; or (iii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company).

(c)     Depending on the withholding method, the Company or the Employer may withhold or account for Tax‑Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over‑withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax‑Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax‑Related Items.
(d)     You hereby acknowledge and agree to the following:
(i)     I hereby appoint [insert the Company’s captive broker] (or any successor agent determined by the Company) as my agent (the “Agent”), and authorize the Agent to:
(1)     Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which shares of Common Stock underlying my Restricted Stock Units vest and are issued, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those shares sufficient to generate proceeds to cover (1) any withholding obligations for Tax‑Related Items arising in connection with the Award, and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and
(2)     Remit any remaining funds to me.
(ii)     I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock underlying my Restricted Stock Units that must be sold pursuant to this Section 9(d).
(iii)     I understand that the Agent may effect sales as provided in this Section 9(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 9(d) due to (A) a legal or contractual restriction applicable to me or the Agent, (B) a market disruption, (C) rules governing order execution priority on the national exchange where the Common Stock may be traded or (D) applicable law restricting such sale. In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all Tax‑Related Items that are required by applicable laws and regulations to be withheld.
(iv)     I acknowledge that regardless of any other term or condition of this Section 9(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)     I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 9(d). The Agent is a third‑party beneficiary of this Section 9(d).
(vi)     This Section 9(d) shall terminate not later than the date on which all Tax‑Related Items arising in connection with the Award have been satisfied.

(vii)     Officers may, on notice delivered five or more business days prior to a vesting date, opt out of the “same day sale” commitment under this Section 9(d) with respect to such vesting date provided alternate arrangements acceptable to the Company to satisfy any withholding obligation for Tax‑Related Items have been made, as described in Section 9(a).
(viii)     I hereby authorize the Company to appoint a successor Agent should the above named entity in (i) above (or its successor) resign as Agent or be replaced by the Company.
You agree to pay to the Company or the Employer any amount of Tax‑Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You acknowledge and agree that the Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with the your obligations in connection with the Tax‑Related Items.
10.Tax Consequences
The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Restricted Stock Unit Award Agreement.
11.Unsecured Obligation
Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Restricted Stock Unit Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Restricted Stock Unit Award Agreement until such shares are issued to you pursuant to Section 6 of this Restricted Stock Unit Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Restricted Stock Unit Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
12.Notices
Any notice or request required or permitted hereunder will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on‑line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Additional Acknowledgements
You hereby consent and acknowledge that:

(a)     Receipt of the Award is voluntary and therefore you must accept the terms and conditions of this Restricted Stock Unit Award Agreement and Grant Notice as a condition to receipt of this Award. This Award is voluntary and occasional and does not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past. All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the size of such awards and performance and other conditions applied to the awards, will be at the sole discretion of the Company.
(b)     The future value of your Award is unknown and cannot be predicted with certainty. You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this Award or diminution in value of this Award and you irrevocably release the Company, its Affiliates and, if applicable, your employer, if different from the Company, from any such claim that may arise.
(c)     The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(d)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(e)     You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(f)     This Restricted Stock Unit Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(g)     All obligations of the Company under the Plan and this Restricted Stock Unit Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.
14.Clawback
Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd‑Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
15.Governing Plan Document
Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd‑Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

16.Effect On Other Employee Benefit Plans
The value of the Award subject to this Restricted Stock Unit Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
17.Severability
If all or any part of this Restricted Stock Unit Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Restricted Stock Unit Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Restricted Stock Unit Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.Other Documents
You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s Insider Trading Policy, in effect from time to time.
19.Amendment
This Restricted Stock Unit Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Restricted Stock Unit Award Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Restricted Stock Unit Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Restricted Stock Unit Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
20.Compliance With Section 409a of the Code
This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short‑term deferral” rule set forth in Treasury Regulation Section 1.409A‑1(b)(4) and any ambiguities herein will be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short‑term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award will comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein will be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A‑2(b)(2). Notwithstanding any contrary provision of the Notice of Grant or of this Restricted Stock Unit Award Agreement, under no circumstances will the Company reimburse you for any taxes or other costs under Section 409A or any other tax law or rule. All such taxes and costs are solely your responsibility.
* * * * *
This Restricted Stock Unit Award Agreement will be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Performance Stock Award Grant Notice to which it is attached.

ATTACHMENT II
2019 EQUITY INCENTIVE PLAN